U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         -------------------------------

                               AMENDMENT NO. 2 TO

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): February 23, 2006

                           NEOMEDIA TECHNOLOGIES, INC.
                           ---------------------------
             (Exact Name of Registrant as Specified in its Charter)


          Delaware                      0-21743                   36-3680347
----------------------------    ------------------------     -------------------
(State or Other Jurisdiction    (Commission File Number)        (IRS Employer
        Incorporation)                                       Identification No.)


 2201 Second Street, Suite 600,
       Fort Myers, Florida                                          33901
------------------------------------                          ------------------
   (Address of Principal Executive                                (Zip Code)
              Offices)


                                (239) - 337-3434
                       -----------------------------------
                             (Registrant's Telephone
                          Number, including Area Code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [ ] Written communications pursuant to Rule 425 under the Securities Act
          (17 CFR 230.425)

      [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
          CFR 240.14a-12)

      [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Completion of Acquisition of Sponge Limited

         On February 20, 2006, NeoMedia Technologies, Inc. ("NeoMedia) and Sponge Limited ("Sponge") of London (www.spongegroup.com) signed a definitive share purchase agreement, subject to closing conditions, under which NeoMedia acquired all of the outstanding shares of Sponge in exchange for (pound)3,450,000 (approximately $6 million) cash and (pound)6,550,000 (approximately $11.4 million) in shares of NeoMedia common stock. The (pound)6,550,000 stock portion of the purchase price is represented by 33,097,135 shares of NeoMedia common stock, calculated by dividing (pound)6,550,000 by the volume-weighted average closing price of NeoMedia common stock for the ten days up to and including February 8, 2006. The agreement also calls for Sponge to earn an additional (pound)2,500,000 (approximately $4.4 million) in the form of NeoMedia common stock if, during the two-year period beginning at closing, the Sponge business earns in excess of (pound)1,300,000 (approximately $2.3 million) in net profits. Pursuant to the terms of the merger agreement, the number of shares of NeoMedia common stock to be issued as consideration was calculated using a share price of $0.384. In the event that NeoMedia's stock price at the time the consideration shares are saleable is less than $0.384, NeoMedia is obligated to compensate Sponge shareholders in cash for the difference between the price at the time the shares become saleable and $0.384

         On February 23, 2006, NeoMedia and Sponge completed the closing requirements and the acquisition became effective.

         Founded in 2001, Sponge has grown to become a U.K. market leader in providing mobile applications to agencies and media groups, and gain recognition as one of Europe's top independent developers of mobile applications and content. Today, Sponge counts more than 40 agencies, including WPP, Aegis and BBH, as clients, and supplies services for over 100 world-class brands, including Coca Cola(R), Heineken(R) and Diageo. Sponge also supplies a range of mobile services to media groups, including News International, Trinity Mirror, Endemol and IPC.


         On February 24, 2006, NeoMedia filed a Form 8-K with respect to Item 2.01, disclosing the completion of the acquisition of Sponge. On May 9, 2006, NeoMedia filed Amendment No. 1 to the Form 8-K, which included Sponge's financial statements required by Items 7(a) and (b) of Form 8-K. This Amendment No. 2 to Form 8-K is being filed in order to provide restated financial statements of Sponge.

ITEM 9.01.   FINANCIAL STATEMENTS, PRO FORMA INFORMATION AND EXHIBITS

(a)   Financial Statements of Acquired Businesses - Sponge Ltd.

      Interim Financial Statements for the three months ended December 31, 2005 and 2004 (unaudited): Balance sheet as of December 31, 2005 Statements of income for the three months ended December 31, 2005 and 2004 Statements of cash flows for the three months ended December 31, 2005 and 2004 Notes to financial statements

      Audited Financial Statements for the years ended September 30, 2005 and 2004: Report of Independent Auditors Balance sheet as of September 30, 2005 Statements of income for the years ended September 30, 2005 and 2004 Statements of changes in stockholders' deficit for the years ended September 30, 2005 and 2004 Statements of cash flows for the years ended September 30, 2005 and 2004 Notes to financial statements

(b)   Pro Forma Financial Information

      Notes to pro forma combined financial statements Pro forma combined balance sheet as of December 31, 2005 (unaudited) Pro forma combined statement of operations for the twelve months ended December 31, 2005 (unaudited)

(c)   Exhibits

      23.1 - Consent of Brebner Allen & Trapp, Independent Auditors of Sponge
      Ltd.

EXPLANATORY NOTE: A portion of Sponge's sales for the periods presented in Amendment No. 1 to Form 8-K filed on May 9, 2006 were presented gross with an accompanying cost of goods sold. In connection with its first quarter 2006 review, NeoMedia evaluated the technical aspects of the revenue recognition treatment as it relates to Sponge's sales and cost of sales. Based on that review, NeoMedia concluded that the sales in question should be recognized on a net basis. The financial statements presented herein reflect the sales on a net basis. The effect of the adjustment is to reduce sales and cost of sales, and does not affect gross profit, operating expenses or net income. The adjustment also does not affect any balance sheet accounts or cashflow disclosures. Please see footnote 9 of the enclosed interim financial statements and footnote 15 of the enclosed audited financial statements for additional discussion.

(a)   Financial Statements of Acquired Business - Sponge Ltd.








                      Interim Financial Statements for the
            three months ended December 31, 2005 and 2004 (unaudited)

Supplementary Financial Information
The following information presents Sponge Ltd.'s unaudited quarterly operating results for the three months ended December 31, 2005 and 2004. The data has been prepared by Sponge Ltd. on a basis consistent with the consolidated financial statements included elsewhere in this Form 8-K/A, and includes all adjustments, consisting of normal recurring accruals, that we consider necessary for a fair presentation thereof. These operating results are not necessarily indicative of our future performance.
--------------------------------------------------------------------------------

SPONGE LIMITED
BALANCE SHEETS
AS AT DECEMBER 31, 2005 AND SEPTEMBER 30, 2005
----------------------------------------------------------------------------------------------------------------
                                                                            DECEMBER 31,           SEPTEMBER 30,
                                                                                    2005                    2005
                                                                                       $                       $
ASSETS                                                                       (unaudited)

Current assets
  Cash and cash equivalents                                                      439,210               1,077,138
  Accounts receivable                                                            223,210                 254,373
  Accrued income                                                                 238,756                 563,471
  Other receivables                                                               26,487                  41,737
  Prepaid expenses                                                                47,978                  36,592
                                                                            ------------           -------------

Total current assets                                                             975,641               1,973,311
                                                                                 -------               ---------

Property and equipment
  Equipment and furniture                                                         96,957                  99,680
  Accumulated depreciation                                                       (48,611)                (44,123)
                                                                                 --------                --------

Total property and equipment                                                      48,346                  55,557
                                                                              ----------              ----------

Total assets                                                                  $1,023,987              $2,028,868
                                                                               =========               =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable                                                               298,010               1,255,479
  Accrued expenses                                                               266,444                 317,320
  Taxes payable                                                                   89,693                  87,685
  Other current liabilities                                                       22,742                  21,695
  Customer deposits                                                               50,390                  39,009
  Deferred taxes                                                                  ---                      1,744
                                                                           -------------            ------------

Total current liabilities                                                        727,279               1,722,932
                                                                                 -------               ---------

Long-term debt                                                                   104,969                 107,915
                                                                                 -------                 -------

Total long-term liabilities                                                      104,969                 107,915
                                                                                 -------                 -------

Shareholders' equity
  Common stock                                                                       631                     631
  Additional paid in capital                                                      10,781                  10,781
  Accumulated earnings/(deficit)                                                 220,536                 221,425
  Accumulated foreign exchange                                                   (40,209)                (34,816)
                                                                                ---------               ---------

Total shareholders' equity/(deficit)                                             191,739                 198,021
                                                                                 =======                 =======

Total liabilities and shareholders' equity                                    $1,023,987              $2,028,868
                                                                               =========               =========

These financial statements were approved by the directors on 5th May 2006, except for Note 15, which is as of June 20, 2006, and are signed on their behalf by:


...................................
/s/ A T J Meisl
Director

        The accompanying notes are an integral part of these statements.

SPONGE LIMITED

STATEMENT OF INCOME, AS RESTATED
FOR THE THREE MONTHS ENDED DECEMBER 31, 2005 AND 2004 (UNAUDITED)
--------------------------------------------------------------------------------

                                                          2005              2004
                                                             $                 $

Sales                                                  622,969          415,852

Cost of sales                                         (260,544)         (54,610)
                                                     ---------        ---------

Gross Profit                                           362,425          361,242

General and administrative expenses                   (389,371)        (252,343)
                                                     ---------        ---------

Operating income                                       (26,946)         108,899
                                                     ---------        ---------

Other income                                            21,400             --

Interest                                                 4,657            1,317
                                                     ---------        ---------

Total Other Income                                      26,057            1,317
                                                     ---------        ---------

(Loss)/income before taxes                                (889)         110,216

Tax expense                                               --               --
                                                     ---------        ---------

Net (loss)/income                                    $    (889)       $ 110,216
                                                     =========        =========



        The accompanying notes are an integral part of these statements.


SPONGE LIMITED

STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2005 AND 2004 (UNAUDITED)
-------------------------------------------------------------------------------------

                                                                  2005           2004
                                                                     $              $
Operating Activities
Net (loss)/income                                                 (889)       110,216
Adjustments to reconcile net income to net cash provided
by (used in) operating activities:
Depreciation                                                     4,488          3,720

Changes in operating assets and liabilities:
  Accounts receivable                                           31,163        (21,025)
  Other current assets                                         328,579        (39,420)
  Accounts payable                                            (957,469)      (204,572)
  Accrued expenses and other current liabilities               (38,184)        60,731
                                                           -----------    -----------

Net cash used by operating activities                         (632,312)       (90,350)
                                                           ===========    ===========

Investing activities:
(Purchase) disposal of equipment                                 2,723         (6,670)
                                                           -----------    -----------

Net cash used in investing activities                            2,723         (6,670)
                                                           ===========    ===========

Financing activities:
Issuance (payment) of long-term debt                            (2,946)         7,137
                                                           -----------    -----------

Net cash provided by financing activities                       (2,946)         7,137
                                                           ===========    ===========


Net decrease in cash                                          (632,535)       (89,883)
Foreign currency adjustment                                     (5,393)        (1,149)
Cash at beginning of year                                    1,077,138        541,660
                                                           -----------    -----------

Cash at end of period                                      $   439,210    $   450,628
                                                           ===========    ===========


SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest received                                             4,657          1,317
   Taxes paid                                                   97,035         67,861
                                                           ===========    ===========


        The accompanying notes are an integral part of these statements.

SPONGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004 (UNAUDITED)
--------------------------------------------------------------------------------


1.    Summary of Significant Accounting Policies

      Nature of Business

      Sponge Limited (the Company) was incorporated on September 12, 1995. The company is engaged in the provision of marketing services via the telecommunications industry.

      Basis of Presentation

            These condensed consolidated financial statements and related notes should be read in conjunction with the Company's audited financial statements and related footnotes for the fiscal years ended September 30, 2005 and 2004. In the opinion of management, these financial statements reflect all adjustments which are of a normal recurring nature and which are necessary to present fairly the financial position of the Company as of December 31, 2005, the results of operations for the three-month periods ended December 31, 2005 and 2004, and cash flows for the three-month periods ended December 31, 2005 and 2004. The results of operations for the three-month periods ended December 31, 2005 are not necessarily indicative of the results which may be expected for the entire fiscal year.

      Revenue Recognition

      The company records sales for services provided as a principal when the service has been provided to the customer, the sales price is fixed and determinable, and the collection is reasonably assured.

      Revenue can be divided into two main sources:-

                  (i) Media - a premium rate text promotional service

                  (ii) Brand - a standard rate promotional text service

      In both cases Revenue is dependent on message volumes and recognised according to the date of the message. Premium rate text services are recognized net of any fees paid back to the customer.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

SPONGE LIMITED

DECEMBER 31, 2005 AND 2004 (UNAUDITED)
--------------------------------------------------------------------------------

      Credit Concentrations

      The company's customers are concentrated in the telecommunications industry. Concentrations of credit risk with respect to trade receivables are limited to major network providers within the industry.

      Foreign Currencies

      The functional currency of the company's operations is sterling. The financial statements are reported in United States dollars and are translated to United States dollars at the exchange rates in effect at the balance sheet date for assets and liabilities and at average rates for the period for revenues and expenses. Resulting exchange differences are accumulated as a component of accumulated other comprehensive income. Transaction foreign exchange gains and losses are included in the income statement.

      Financial Instruments

      The carrying amount of the Company's cash equivalents, accounts receivable, prepaid expenses, other current assets, cash surrender value of life insurance policy, accounts payable and accrued expenses, accrued salaries and benefits, and payables to merchants approximates their estimated fair values due to the short-term maturities of those financial instruments.

      Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

2.    Sales

      The sales and profit before tax are attributable to the one principal activity of the company. An analysis of sales is given below:

                                     3 Months Ended December 31
                                    ----------------------------
                                    2005                    2004
                                       $                       $

      United Kingdom             694,476                 506,646
      USA                          1,780                 231,784
      Other                      108,018                       -
                                 -------             -----------

                                 804,274                 738,430
                                 =======                 =======


3.    Taxes Payable
                           December 2005          September 2005
                           -------------          --------------
                                       $                       $
      Employment taxes            33,819                  31,989
      Corporation tax             55,874                  55,696
                                  ------                  ------

                                  89,693                  87,685
                                  ======                  ======

4.    Lease Commitments

      The company's office space lease commenced May 27, 2005 and expires on May 26, 2015. Rental expense in respect of this lease totalled $32,698 and $Nil for the three months ended December 31, 2005 and 2004, respectively. The company is obligated to pay (pound)59,025 in the first year of the lease and (pound)78,700 thereafter until the first review date on the fifth anniversary.

SPONGE LIMITED

DECEMBER 31, 2005 AND 2004 (UNAUDITED)
--------------------------------------------------------------------------------

5.    Related Party Transactions

      Included in Other Receivables is an amount of $Nil (September 2005:
      $8,846) due from A Meisl (Director) in respect of a loan made. The maximum balance outstanding during the period was $8,846.

      Included in Other Receivables is an amount of $Nil (September 2005:
      $8,846) due from D Parker (Director) in respect of a loan made. The maximum balance outstanding during the period was $8,846.

      Included in Accrued Expenses is an amount of $2,323 (September 2005:
      $1,592) due to A Meisl (Director) in respect of business expenses incurred but not reimbursed.

      Included in Accrued Expenses is an amount of $2,323 (September 2005 $1,592) due to D Parker (Director) in respect of business expenses incurred but not reimbursed.

      Included in Cost of Sales is an amount of $6,560 (September 2005: $6,996) paid to P Trelease (Director) in respect of consultancy services rendered.
      P. Trelease resigned as a director of Sponge Limited on February 23, 2006.

      There are no set interest or repayment terms in respect of outstanding balances.

      Control

      Control of the company rested with A Meisl and D Parker, directors, during the three months ended December 31, 2005 and 2004.

6.    Long-term Debt

      On December 16, 2004 the company issued 61,000, out of an authorised 100,000, non-voting 1% preference shares of (pound)1 each. These preference shares were allotted at par via conversion of an existing long term loan.

SPONGE LIMITED

DECEMBER 31, 2005 AND 2004 (UNAUDITED)
--------------------------------------------------------------------------------


7.    Common Stock

      Authorised Common Stock
                                                    As of December 31,
                                                           2005
                                                          (pound)

      1,000,000 Ordinary shares of (pound)1 each        1,000,000
                                                        =========


      Allotted, called up and fully paid:
                                                    As of December 31,
                                                          2005
                                                      No.          $

      Ordinary shares of (pound)1 each                423        631
                                                      ===        ===

      Issued share capital is recorded at the historic rate. There were no changes in the authorised or issued share capital during the three months ended December 31, 2005.


8.    Post Balance Sheet Events

      In March 2006 the directors paid a final dividend on the Ordinary Shares for the year ended 30th September 2005 of (pound)105,000 (2004: Nil).

      In February 2006 the company's Issued Common Stock was purchased by Neomedia Technologies Inc, a company incorporated and operating in the United States of America.

SPONGE LIMITED

DECEMBER 31, 2005 AND 2004 (UNAUDITED)
--------------------------------------------------------------------------------


9.    Restatement of previously reported financial information

      The company, in reviewing its accounting practices, became aware that a net, rather than gross, revenue recognition of its premium rate text promotional services would give a fairer presentation of results. As a result, the company has overstated its sales as well as overstated its cost of sales on its statement of income. The treatment did not affect net income, nor any balance sheet or equity accounts, or cashflow disclosures.

      As a result, the company has restated certain financial information that was previously reported in its financial statements for the three months ended December 31, 2005 and 2004. The following tables provide a reconciliation of amounts previously reported by the company:

                        Three Months Ended December 31, 2005                 Three Months Ended December 31, 2004
                   ------------------------------------------------     -----------------------------------------------
                    Previously        Restatement        Restated        Previously        Restatement       Restated
                     Reported         Adjustment          Total           Reported         Adjustment         Total
                   -------------    ----------------    -----------     -------------    ----------------   -----------
                        $                  $                $                $                  $               $
Sales                   804,274           (181,305)        622,969           738,430           (322,578)       415,852

Cost of sales           441,849           (181,305)        260,544           377,188           (322,578)        54,610
                   -------------    ----------------    -----------     -------------    ----------------   -----------

Gross profit            362,425                 ---        362,425           361,242                 ---       361,242
                   =============    ================    ===========     =============    ================   ===========

                      Audited Financial Statements for the
                     years ended September 30, 2005 and 2004

SPONGE LIMITED

INDEPENDENT AUDITOR'S REPORT
TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
--------------------------------------------------------------------------------


We have audited the accompanying balance sheets of Sponge Limited as at September 30 2005 and 2004 and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

This report is made solely to the company's directors, as a body and its shareholders. Our audit work has been undertaken so that we might state to them those matters we are required to state to them in an auditor's report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the addresses, for our audit work, for this report, or for the opinions we have formed.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

The consolidated financial statements described above have been restated from those previously issued as described in note 15.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sponge Limited as at September 30 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




/s/ Brebner, Allen & Trapp
Chartered Accountants and Registered Auditors
The Quadrangle
180 Wardour Street
London W1F 8LB


5th May 2006, except for Note 15, which is as of June 20, 2006.

SPONGE LIMITED
BALANCE SHEETS
AS AT SEPTEMBER 30, 2005 AND 2004
--------------------------------------------------------------------------------

                                                    2005           2004
                                                       $              $
ASSETS

Current assets
  Cash and cash equivalents                    1,077,138        541,660
  Accounts receivable                            254,373        268,863
  Accrued income                                 563,471        179,643
  Other receivables                               41,737         28,612
  Prepaid expenses                                36,592          4,205
                                             -----------    -----------

Total current assets                           1,973,311      1,022,983
                                             -----------    -----------

Property and equipment
  Equipment and furniture                         99,680         41,780
  Accumulated depreciation                       (44,123)       (28,888)
                                             -----------    -----------

Total property and equipment                      55,557         12,892
                                             -----------    -----------

Total assets                                 $ 2,028,868    $ 1,035,875
                                             ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable                             1,255,479        755,029
  Accrued expenses                               317,320        212,960
  Taxes payable                                   87,685         18,584
  Other current liabilities                       21,695         12,048
  Customer deposits                               39,009           --
  Deferred taxes                                   1,744           --
                                             -----------    -----------

Total current liabilities                      1,722,932        998,621
                                             -----------    -----------

Long-term debt                                   107,915        110,386
                                             -----------    -----------

Total long-term liabilities                      107,915        110,386
                                             -----------    -----------

Shareholders' equity
  Common stock                                       631            631
  Additional paid in capital                      10,781         10,781
  Accumulated earnings/(deficit)                 221,425        (60,156)
  Accumulated foreign exchange                   (34,816)       (24,388)
                                             -----------    -----------

Total shareholders' equity/(deficit)             198,021        (73,132)
                                             ===========    ===========

Total liabilities and shareholders' equity   $ 2,028,868    $ 1,038,875
                                             ===========    ===========

These financial statements were approved by the directors on 5th May 2006, except for Note 15, which is as of June 20, 2006 and are signed on their behalf by:

...................................
/s/ A T J Meisl
Director

        The accompanying notes are an integral part of these statements.

SPONGE LIMITED

STATEMENT OF INCOME, AS RESTATED
FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004
--------------------------------------------------------------------------------

                                             2005           2004
                                                $              $

Sales                                   1,959,599        782,403

Cost of sales                          (1,008,662)      (390,268)
                                      -----------    -----------

Gross Profit                              950,937        392,135

General and administrative expenses      (659,107)      (345,260)
                                      -----------    -----------

Operating income                          291,830         46,875
                                      -----------    -----------

Other income                               35,764           --

Interest                                   13,999          2,145
                                      -----------    -----------

Total Other Income                         49,763          2,145
                                      -----------    -----------

Income before taxes                       341,593         49,020

Tax expense                               (60,012)          --
                                      -----------    -----------

Net income                            $   281,581    $    49,020
                                      ===========    ===========













        The accompanying notes are an integral part of these statements.

SPONGE LIMITED

STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004
--------------------------------------------------------------------------------

                                                                  2005           2004
                                                                     $              $
Operating Activities
Net income                                                     281,581         49,020
Adjustments to reconcile net income to net cash provided
by (used in) operating activities:
Depreciation                                                    16,592         11,770

Changes in operating assets and liabilities:
  Accounts receivable                                            8,852       (141,232)
  Other current assets                                        (393,178)       (79,486)
  Accounts payable                                             540,509        597,438
  Accrued expenses and other current liabilities               179,228        (29,759)
                                                           -----------    -----------

Net cash provided by operating activities                      633,584        407,751
                                                           ===========    ===========

Investing activities:
Purchase of equipment                                          (58,835)        (8,905)
                                                           -----------    -----------

Net cash used in investing activities                          (58,835)        (8,905)
                                                           ===========    ===========

Financing activities:
Net proceeds from issuance of common stock                        --           10,792
                                                           -----------    -----------

Net cash provided by financing activities                         --           10,792
                                                           ===========    ===========


Net increase in cash                                           574,749        409,638
Foreign currency adjustment                                    (39,271)        15,631
Cash at beginning of year                                      541,660        116,391
                                                           -----------    -----------

Cash at end of year                                        $ 1,077,138    $   541,660
                                                           ===========    ===========



Supplemental Cash Flow Information:
Interest received                                               13,999          2,144
Taxes paid                                                     323,523         77,238
                                                           ===========    ===========

        The accompanying notes are an integral part of these statements.

SPONGE LIMITED
STATEMENT OF SHAREHOLDERS' EQUITY/(DEFICIT)
--------------------------------------------------------------------------------

                                   Common                                                             Total
                                    Stock     Additional      Accumulated     Accumulated     Shareholders'
                                Shares of        Paid in          Foreign       Earnings/           Equity/
                            (pound)1 each        Capital         Exchange       (Deficit)         (Deficit)
                                        $              $                $               $                 $
Balance September 30, 2003            620           --           (14,132)       (109,176)         (122,688)

Issuance of common stock               11         10,781            --              --              10,792

Comprehensive income:
  Net income                         --             --              --            49,020            49,020

  Foreign currency adjustment        --             --           (10,256)           --             (10,256)
                                ---------      ---------       ---------       ---------         ---------

Balance September 30, 2004            631         10,781         (24,388)        (60,156)          (73,132)

Comprehensive income:
  Net income                         --             --              --           281,581           281,581

  Foreign currency adjustment        --             --           (10,428)           --             (10,428)
                                ---------      ---------       ---------       ---------         ---------

Balance September 30, 2005      $     631      $  10,781       $ (34,816)      $ 221,425         $ 198,021
                                =========      =========       =========       =========         =========






        The accompanying notes are an integral part of these statements.

SPONGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 AND 2004
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies

      Nature of Business

      Sponge Limited (the Company) was incorporated on September 12, 1995. The company is engaged in the provision of marketing services via the telecommunications industry.

      Revenue Recognition

      The company records sales for services provided as a principal when the service has been provided to the customer, the sales price is fixed and determinable, and the collection is reasonably assured.

      Revenue can be divided into two main sources:-

                  (i) Media - a premium rate text promotional service

                  (ii) Brand - a standard rate promotional text service

      In both cases Revenue is dependent on message volumes and recognised according to the date of the message. Premium rate text services are recognized net of any fees paid back to the customer.

      Equipment and Furniture

      Equipment and furniture are recorded at cost. Provisions for depreciation are computed using the straight-line method over the estimated useful lives of the assets of three years.

      Income Taxes

      The company accounts for income taxes under the liability method.

      Deferred Taxes
      Deferred tax is recognised in respect of all timing differences between the financial statements carrying amounts of assets and liabilities and their respective tax basis that have originated but not reversed at the balance sheet date where transactions or events have occurred at that date that will result in an obligation to pay more, or a right to pay less or to receive more tax.

      Deferred tax assets are also recognised for operating losses for which the directors consider that it is more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

      Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the periods in which timing differences reverse, based on tax rates and laws enacted or substantively enacted at the balance sheet date.

      Advertising
      The company has elected to expense all advertising costs, as incurred. Advertising costs charged to expense totalled $8,354 and $4,335 for the years ended September 30, 2005 and 2004 respectively.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

SPONGE LIMITED

SEPTEMBER 30, 2005 AND 2004
--------------------------------------------------------------------------------

      Credit Concentrations
      The company's customers are concentrated in the telecommunications industry. Concentrations of credit risk with respect to trade receivables are limited to major network providers within the industry.

      Foreign Currencies
      The functional currency of the company's operations is sterling. The financial statements are reported in United States dollars and are translated to United States dollars at the exchange rates in effect at the balance sheet date for assets and liabilities and at average rates for the period for revenues and expenses. Resulting exchange differences are accumulated as a component of accumulated other comprehensive income. Transaction foreign exchange gains and losses are included in the income statement.

      Financial Instruments
      The carrying amount of the Company's cash equivalents, accounts receivable, prepaid expenses, other current assets, cash surrender value of life insurance policy, accounts payable and accrued expenses, accrued salaries and benefits, and payables to merchants approximates their estimated fair values due to the short-term maturities of those financial instruments.

      Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

2.    Sales

      The sales and profit before tax are attributable to the one principal activity of the company. An analysis of sales is given below:

                                            2005                    2004
                                               $                       $

      United Kingdom                   4,299,713               2,138,885
      USA                                294,541                 104,295
      Other                                5,915                       -
                                       ---------               ---------

                                       4,600,169               2,243,180
                                       =========               =========

3.    Other Income
                                            2005                    2004
                                               $                       $

      Rent                                35,764                       -
                                          ======             ===========

SPONGE LIMITED

SEPTEMBER 30, 2005 AND 2004
--------------------------------------------------------------------------------

4.    Particulars of Employees

      The average number of staff employed by the company during the financial year amounted to:

                                                          2005             2004
                                                            No               No
      Number of commercial staff                             4                2
      Number of technical staff                              4                2
      Number of administrative staff                         2                1
      Number of management staff                             3                3
                                                           ---              ---

                                                            13                8
                                                            ==              ===

      The aggregate payroll costs of the above were:
                                                          2005             2004
                                                             $                $
      Wages and salaries                               824,961          375,321
      Social security costs                             91,960           40,550
                                                       -------          -------

                                                       916,921          415,871
                                                       =======          =======

5.    Directors' Emoluments

      The directors' aggregate emoluments in respect of qualifying services were:

                                                          2005             2004
                                                             $                $

      Emoluments receivable                            266,155          166,457
                                                       =======          =======

6.    Interest
                                                          2005             2004
                                                             $                $

      Bank interest                                     13,999            2,145
                                                        ======            =====

7.    Tax Expense
                                                          2005             2004
                                                             $                $
      Current tax:

      In respect of the year:

      UK Corporation tax based on the results for the year
      at 19% (2004 - 19%)                               58,190                 -
                                                        ------          --------

      Total current tax                                 58,190                 -

      Deferred tax

      Deferred tax:

      Origination and reversal of timing differences     1,822                 -
                                                         -----          --------

      Tax on income                                     60,012                 -
                                                        ======          ========

SPONGE LIMITED

SEPTEMBER 30, 2005 AND 2004
--------------------------------------------------------------------------------

8.    Taxes Payable
                                                          2005              2004
                                                             $                 $
      Employment taxes                                  31,989            18,584
      Corporation tax                                   55,696                 -
                                                        ------           -------

                                                        87,685            18,584
                                                        ======            ======

9.    Lease Commitments

      The company's office space lease commenced May 27, 2005 and expires on May 26, 2015. Rental expense in respect of this lease totalled $46,063 and $Nil for the years ended September 30, 2005 and 2004, respectively. The company is obligated to pay (pound)59,025 in the first year of the lease and (pound)78,700 thereafter until the first review date on the fifth anniversary.

10.   Related Party Transactions

      Included in Other Receivables is an amount of $8,846 (2004: $10,858) due from A Meisl (Director) in respect of a loan made. The maximum balance outstanding during the year was $10,858.

      Included in Other Receivables is an amount of $8,846 (2004: $5,429) due from D Parker (Director) in respect of a loan made. The maximum balance outstanding during the year was $8,846.

      Included in Accrued Expenses is an amount of $1,592 (2004: $4,343) due to A Meisl (Director) in respect of business expenses incurred but not reimbursed.

      Included in Accrued Expenses is an amount of $1,592 (2004: $4,343) due to D Parker (Director) in respect of business expenses incurred but not reimbursed.

      Included in Cost of Sales is an amount of $34,009 (2004: $5,807) paid to P Trelease (Director) in respect of consultancy services rendered. P. Trelease resigned as a director of Sponge Limited on February 23, 2006.

      During the previous year the company paid $10,721 in respect of server hosting costs to Jingo Digital Limited, a company of which M Gibbons is a director. M Gibbons resigned as a director of Sponge Limited on May 4, 2004.

      There are no set interest or repayment terms in respect of outstanding balances.

      Control

      Control of the company rested with A Meisl and D Parker, directors, during the year.

11.   Long-term Debt

      On December 16, 2004 the company issued 61,000, out of an authorised 100,000, non-voting 1% preference shares of (pound)1 each. These preference shares were allotted at par via conversion of an existing long term loan.

SPONGE LIMITED

SEPTEMBER 30, 2005 AND 2004
--------------------------------------------------------------------------------

12.   Deferred Taxation

      The movement in the deferred taxation provision during the year was:

                                                    2005                    2004
                                                       $                       $

      Charge arising during the year               1,822                       -
      Foreign currency adjustment                    (78)                      -
                                                  -------             ----------

      Liability carried forward                    1,744                       -
                                                   =====              ==========

      The deferred taxation liability consists of the tax effect of timing differences in respect of:

                                                    2005                    2004
                                                       $                       $
      Excess of taxation allowances over
      depreciation on property and equipment       1,744                       -
                                                   =====                  ======

13.   Common Stock

      Authorised Common Stock
                                                    2005                   2004
                                                  (pound)                (pound)

      1,000,000 Ordinary shares of
      (pound)1 each                            1,000,000               1,000,000
                                               =========               =========

      Allotted, called up and fully paid:

                                                  2005                 2004
                                              No.          $      No.          $

      Ordinary shares of (pound)1 each        423        631      423        631
                                              ===        ===      ===        ===

      Issued share capital is recorded at the historic rate. There have been no changes in the authorised or issued share capital in the year. In the previous year six Ordinary Shares of (pound)1 each were issued for a total cash consideration of (pound)6,000.

14.   Post Balance Sheet Events

      In March 2006 the directors paid a final dividend on the Ordinary Shares for the year ended 30th September 2005 of (pound)105,000 (2004: Nil).

      In February 2006 the company's Issued Common Stock was purchased by Neomedia Technologies Inc, a company incorporated and operating in the United States of America.

SPONGE LIMITED

SEPTEMBER 30, 2005 AND 2004
--------------------------------------------------------------------------------

15.   Restatement of previously reported financial information

      The company, in reviewing its accounting practices, became aware that a net, rather than gross, revenue recognition of its premium rate text promotional services would give a fairer presentation of results. As a result, the company has overstated its sales as well as overstated its cost of sales on its statement of income. The treatment did not affect net income, nor any balance sheet or equity accounts, or cashflow disclosures.

      As a result, the company has restated certain financial information that was previously reported in its audited financial statements for the fiscal years ended September 30, 2005 and 2004. The following tables provide a reconciliation of amounts previously reported by the company:

                            Year Ended September 30, 2005                       Year Ended September 30, 2004
                   ------------------------------------------------     -----------------------------------------------
                    Previously       Restatement        Restated         Previously        Restatement       Restated
                     Reported         Adjustment          Total           Reported         Adjustment         Total
                   -------------    ---------------    ------------     -------------    ----------------   -----------
                        $                 $                 $                $                  $               $
Sales                 4,600,169        (2,640,570)       1,959,599         2,243,180         (1,460,777)       782,403

Cost of sales         3,649,232        (2,640,570)       1,008,662         1,851,045         (1,460,777)       390,268
                   -------------    ---------------    ------------     -------------    ----------------   -----------

Gross profit            950,937                ---         950,937           392,135                 ---       392,135
                   =============    ===============    ============     =============    ================   ===========

                       (b) Pro Forma Financial Information


Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.  Basis of Presentation

Acquisition of Sponge Ltd.

         On February 20, 2006, NeoMedia and Sponge signed a definitive share purchase agreement, subject to closing conditions, under which NeoMedia acquired all of the outstanding shares of Sponge in exchange for (pound)3,450,000 (approximately $6 million) cash and 33,097,135 shares of NeoMedia common stock. The agreement also calls for Sponge to earn an additional (pound)2,500,000 (approximately $4.4 million) in the form of NeoMedia common stock if, during the two-year period beginning at closing, the Sponge business earns in excess of (pound)1,300,000 (approximately $2.3 million) in net profits. On February 23, 2006, NeoMedia and Sponge completed the closing requirements and the acquisition became effective. Pursuant to the terms of the merger agreement, the number of shares of NeoMedia common stock to be issued as consideration was calculated using a share price of $0.384. In the event that NeoMedia's stock price at the time the consideration shares are saleable is less than $0.384, NeoMedia is obligated to compensate Sponge shareholders in cash for the difference between the price at the time the shares become saleable and $0.384

Acquisition of BSD Software, Inc.

On March 21, 2006, NeoMedia acquired all of the outstanding common shares of BSD. Pursuant to the terms of the merger, BSD was merged with and into NeoMedia Telecom Services, Inc., a wholly-owned subsidiary of NeoMedia. The separate corporate existence of BSD ceased as of the effective time of the merger, and NeoMedia Telecom Services, Inc. continues as the surviving corporation. In exchange for all of the outstanding shares of BSD, NeoMedia issued 7,123,698 shares of its common stock, valued at $0.3467, which is the volume-weighted average closing price of NeoMedia stock for the five days prior to the effective time of the merger. Each BSD shareholder received approximately 0.2019 share of NeoMedia common stock for each share of BSD common stock held.

Acquisition of Gavitec AG

On February 17, 2006, NeoMedia and Gavitec signed a definitive sale and purchase agreement, subject to closing conditions, under which NeoMedia acquired all of the outstanding shares of Gavitec in exchange for $1,800,000 cash and 13,660,511 shares of NeoMedia common stock, calculated by dividing $5,400,000 by the volume-weighted average closing price of NeoMedia common stock for the ten days up to and including February 16, 2006. On February 23, 2006, NeoMedia and Gavitec completed the closing requirements and the acquisition became effective. In the event that NeoMedia's stock price at the time the consideration shares are saleable is less than $0.389, NeoMedia is obligated to compensate Gavitec shareholders in cash for the difference between the price at the time the shares become saleable and $0.389.

Acquisition of 12Snap AG

On February 10, 2006, NeoMedia and 12Snap signed a definitive sale and purchase agreement, subject to closing conditions, under which NeoMedia acquired all of the outstanding shares of 12Snap in exchange for $2,500,000 cash and 49,294,581 shares of NeoMedia common stock. On February 28, 2006, NeoMedia and 12Snap completed the closing requirements and the acquisition became effective. Pursuant to the terms of the merger agreement, the number of shares of NeoMedia common stock to be issued as consideration was calculated using a share price of $0.3956. In the event that NeoMedia's stock price at the time the consideration shares are saleable is less than $0.3956, NeoMedia is obligated to compensate 12Snap shareholders in cash for the difference between the price at the time the shares become saleable and $0.3956.

Acquisition of Mobot, Inc.

On February 17, 2006, NeoMedia Technologies, Inc. ("NeoMedia) acquired all of the outstanding shares of Mobot, Inc. (www.mobot.com) ("Mobot") in exchange for $3,500,000 cash and $6,500,000 in shares of NeoMedia common stock. The $6,500,000 stock portion of the purchase price is represented by 16,931,493 shares of NeoMedia common stock. Pursuant to the terms of the merger agreement, the number of shares of NeoMedia common stock to be issued as stock consideration was calculated using a share price of $0.3839. In the event that NeoMedia's stock price at the time the consideration shares are saleable is less than $0.3839, NeoMedia is obligated to compensate Mobot shareholders in cash for the difference between the price at the time the shares become saleable and $0.3839. In addition to cash and stock, at closing NeoMedia forgave notes payable totaling $1,500,000 due from Mobot. This amount is considered other additional consideration in the purchase price allocation.


Audited financials statements for Mobot were included in amendment no. 1 to form 8-K filed with SEC on May 3, 2006. Audited financials statements for 12Snap were included in amendment no. 1 to form 8-K filed with SEC on May 8, 2006. Audited financials statements for Gavitec were included in amendment no. 1 to form 8-K filed with SEC on May 8, 2006. Audited financials statements for BSD were included in amendment no. 1 to form 8-K filed with SEC on June 2, 2006. BSD, Gavitec, Mobot and 12Snap balance sheets as of December 31, 2005 and statements of operations for the year ended December 31, 2005 are shown for pro forma purposes only.

Presentation

The unaudited pro forma condensed combined historical statement of operations for the year ended December 31, 2005 gives effect to the acquisitions of BSD, Sponge, Gavitec, 12Snap and Mobot as if they had occurred as of January 1, 2005, combining the historical results of NeoMedia for the year ended December 31, 2005 with the historical results of BSD, Sponge, Gavitec, 12Snap and Mobot for the year ended December 31, 2005. The unaudited pro forma condensed combined balance sheet as of December 31, 2005 gives effect to the acquisitions of BSD, Sponge, Gavitec, 12Snap and Mobot as if they had occurred as of December 31, 2005.

The unaudited pro forma combined financial statements included in this filing have been prepared by the managements of BSD, NeoMedia, Sponge, Gavitec, 12Snap, and Mobot without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the managements of NeoMedia, BSD, Sponge, Gavitec, 12Snap, and Mobot believe that the disclosures are adequate to make the information not misleading.

The pro forma adjustments are based on currently available information and upon estimates and assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial data do not purport to represent what NeoMedia's financial position or results of operations would actually have been if such transactions had occurred on those dates and are not necessarily representative of NeoMedia's financial position or results of operations for any future period. The unaudited pro forma financial statements should be read in conjunction with the separate historical financial statements and footnotes of NeoMedia included in Form 10-KSB for the year ended December 31, 2005, and with the separate historical financial statements and footnotes of Sponge for the years ended September 30, 2005 and 2004 (included herein), with the separate historical financial statements and footnotes of BSD for the years ended December 31, 2005 and 2004 (included in Form 8-K/A filed with the SEC on June 2, 2006), with the separate historical financial statements and footnotes of Gavitec for the years ended December 31, 2005 and 2004 (in Form 8-K/A filed with the SEC on May 8, 2006), with the separate historical financial statements and footnotes of 12Snap for the years ended December 31, 2005 and 2004 (included in Form 8-K/A filed with the SEC on May 8, 2006), and with the separate historical financial statements and footnotes of Mobot for the years ended December 31, 2005 and 2004 (included in Form 8-K/A filed with the SEC on May 3,
2006).

2.  Preliminary Purchase Price Allocation

A final determination of the allocation of the purchase price to the assets acquired and liabilities assumed has not been made for BSD, Sponge, Gavitec, 12Snap and Mobot. The allocation reflected in the unaudited pro forma combined financial statements is based on management's best judgment and estimate of the fair values of intangible assets being acquired, and should be considered preliminary and is subject to the completion of a comprehensive independent valuation of the assets acquired and liabilities assumed. The final allocation of purchase price could differ materially from the pro forma allocation included herein. NeoMedia expects to obtain the final independent valuation, currently in process, prior to the filing of the 2nd quarter Form 10 Q in August 2006.

Any additional consideration issued pursuant to the stock purchase price protection clause would also change the purchase price allocation.

3.  Pro forma Net Loss Per Share

The pro forma basic and dilutive net loss per share are based on the weighted average number of shares of pro forma NeoMedia's common stock as if the shares issued to acquire BSD, Sponge, Gavitec, 12Snap and Mobot had been issued at the beginning of the period shown. Dilutive shares are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.

                           NeoMedia Technologies, Inc.
              Unaudited Pro-forma Condensed Combined Balance Sheet
                                December 31, 2005
                          (In thousands of US Dollars)


                                                                                       (A)         (A)
ASSETS                                         NeoMedia      Mobot       Sponge      Gavitec      12Snap
                                              ---------    ---------   ---------    ---------    ---------
Current assets:                                   *            *      (unaudited)**     *            *
       Cash and cash equivalents              $   2,291    $     909    $     439   $      95    $   1,341
       Trade accounts receivable, net               341           78          223         172        2,117
       Inventories, net                             423         --           --           182         --
       Investment in marketable securities          104         --           --          --             52
       Prepaid expenses and other current
       assets                                       151            8          314          64          751
                                              ---------    ---------   ---------    ---------    ---------
          Total current assets                    3,310          995          976         513        4,261

       Property and equipment, net                  236           22           48          17          224
       Capitalized patents, net                   3,134         --           --          --           --
       Micro paint repair chemical
           formulations and proprietary            --           --           --          --           --
       process                                    1,450         --          1,450
       Customer contracts and relationships        --           --           --          --           --
       Capitalized software platform               --           --           --          --           --
       Other intangible assets                      246           20         --             3           98
       Goodwill                                   1,099         --           --          --           --
       Advances to Mobot, Inc.                    1,500         --           --          --           --
       Cash surrender value of life                --           --           --          --           --
       insurance policy                             769         --            769
       Other long-term assets                       667         --           --          --           --
                                              ---------    ---------   ---------    ---------    ---------

            Total assets                      $  12,411    $   1,037    $   1,024   $     533    $   4,583
                                              =========    =========   =========    =========    =========

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
       Accounts payable                       $   1,574    $     344    $     298   $     160    $     775
       Accrued expenses                           1,844          148          266          50        2,153
       Amounts payable under settlement
       agreements                                    97         --             97        --           --
       Taxes payable                                 80         --             90        --           --
       Deferred revenues and other                  898          236           73         362        1,780
       Liabilities of discontinued
       business unit                                676         --           --           676         --
       Notes and loans payable                    3,015        1,500         --          --          4,145
                                              ---------    ---------   ---------    ---------    ---------
            Total current liabilities             8,184        2,228          727         572        8,853
                                              ---------    ---------   ---------    ---------    ---------

       Long-term debt and convertible
       debentures                                   500          105         --          (500)        --
       Minority Interest                           --           --           --          --              7

Shareholders' deficit:
       Preferred stock                             --           --           --          --           --
       Common stock (B)                           4,676         --              1         263        5,825
       Additional paid-in capital               106,456            1           11       1,180       49,675
       Deferred equity financing costs          (13,256)        --           --          --           --
       Deferred stock-based compensation           (169)        --           --          --           --
       Accumulated other comprehensive
       income (loss)                               (177)        --            (40)       --            946
       Retained earnings (accumulated
       deficit)                                 (92,524)      (1,692)         220      (1,482)     (60,158)
       Treasury stock                              (779)        --           --          --           (565)
                                              ---------    ---------    ---------   ---------    ---------
          Total shareholders' deficit             4,227       (1,691)         192         (39)      (4,277)
                                              ---------    ---------   ---------    ---------    ---------
            Total liabilities and
       shareholders' deficit                  $  12,411    $   1,037    $   1,024   $     533    $   4,583
                                              =========    =========    =========   =========    =========

                                                                  Pro            Pro
                                                                 Forma          Forma
                                                                Adjust-         Consol-
ASSETS                                              BSD          ments          idated
                                                 ---------     ---------       ---------
Current assets:                                (unaudited)*** (unaudited)     (unaudited)
       Cash and cash equivalents                 $      52    ($ 13,941)  (G) ($  8,814)
       Trade accounts receivable, net                1,567         --             4,498
       Inventories, net                               --           --               605
       Investment in marketable securities            --           --               156
       Prepaid expenses and other current
       assets                                           13         --             1,301
                                                 ---------    ---------       ---------
          Total current assets                       1,632      (13,941)         (2,254)

       Property and equipment, net                      69         --               616
       Capitalized patents, net                       --           --             3,134
       Micro paint repair chemical
           formulations and proprietary
       process
       Customer contracts and relationships           --          2,800   (C)     2,800
       Capitalized software platform                  --         16,300   (C)    16,300
       Other intangible assets                        --          2,900   (C)     3,267
       Goodwill                                       --         45,906   (C)    47,005
       Advances to Mobot, Inc.                        --         (1,500)           --
       Cash surrender value of life
       insurance policy
       Other long-term assets                         --           (229)  (D)       438
                                                 ---------    ---------        ---------

            Total assets                         $   1,701    $   52,236       $  73,525
                                                 =========    =========        =========

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
       Accounts payable                          $   3,328    $    --         $   6,479
       Accrued expenses                               --           --             4,461
       Amounts payable under settlement
       agreements                                     --           --               --
       Taxes payable                                  --           --               170
       Deferred revenues and other                    --           --             3,349
       Liabilities of discontinued
       business unit                                  --           --               --
       Notes and loans payable                       1,715       (1,500)  (E)     8,875
                                                 ---------    ---------       ---------
            Total current liabilities                5,043       (1,500)         24,107
                                                 ---------    ---------       ---------

       Long-term debt and convertible
       debentures                                     --           --     (F)       105
       Minority Interest                              --           --                 7

Shareholders' deficit:
       Preferred stock                                --           --              --
       Common stock (B)                                 32       (4,567)  (C)     6,230
       Additional paid-in capital                    3,194      (10,535)  (C)   149,982
       Deferred equity financing costs                --           --           (13,256)
       Deferred stock-based compensation              --           --              (169)
       Accumulated other comprehensive
       income (loss)                                  (873)         (33)  (C)      (177)
       Retained earnings (accumulated
       deficit)                                     (5,695)      68,806   (C)   (92,525)
       Treasury stock                                 --            565            (779)
                                                 ---------    ---------       ---------
          Total shareholders' deficit               (3,342)      54,236          49,306
                                                 ---------    ---------       ---------
          Total liabilities and
            shareholders' deficit                $   1,701    $  52,236       $  73,525
                                                 =========    =========       =========

      *   -  Derived from audited financial statements

      ** - Sponge balances taken from December 31, 2005 interim unaudited balance sheet

      *** - BSD balances taken from January 31, 2006 interim unaudited balance sheet

Pro-forma Adjustments

(A) - For pro forma presentation purposes, Gavitec and 12Snap balances are converted from Euro to US Dollars at a rate of 0.8444 Euros/US Dollar, which was the exchange rate as of December 31, 2005.

(B) - As of December 31, 2005, NeoMedia's $0.01 par value common stock consists of 1,000,000,000 authorized shares, 475,387,910 historical shares and 622,974,117 pro forma shares issued; and 467,601,717 historical shares and 615,187,924 pro forma shares outstanding

(C) - Adjustment for stock and cash issued to acquire Mobot, Sponge, Gavitec, 12Snap, and BSD, assuming acquisitions occurred as of December 31, 2005. Adjustment includes the elimination of $1,554 common stock and $43,525 paid-in capital of the subsidiaries. The purchase price for each acquisition was calculated as follows:

                                                      Mobot        Sponge       Gavitec       12Snap         BSD
                                                      -----        ------       -------       ------         ---
    Pro forma number of shares of NeoMedia to be
    treated as purchase price consideration         22,413,793    39,310,345    18,620,690    67,241,379     7,859,527
x   NeoMedia closing stock price around
    December 31, 2005 (measurement date)           $     0.290   $     0.290   $     0.290   $     0.290   $     0.290
                                                   -----------   -----------   -----------   -----------   -----------
       Total stock consideration                   $ 6,500,000   $11,400,000   $ 5,400,000   $19,500,000   $ 2,279,263
       Plus cash consideration                     $ 3,500,000   $ 6,141,000   $ 1,800,000   $ 2,500,000          $---
                                                   -----------   -----------   -----------   -----------   -----------
           Pro forma purchase price                $10,000,000   $17,541,000   $ 7,200,000   $22,000,000   $ 2,279,263
                                                   ===========   ===========   ===========   ===========   ===========

      In accordance with SFAS 141 and EITF 99-12, for the purposes of this unaudited pro forma balance sheet, the fair value of the stock to be issued as purchase price consideration is assumed to be $0.29 per share, which was the average closing price of NeoMedia common stock for the three days up to and including December 31, 2005 (the measurement date). There are no additional options, warrants, or other stock-based consideration expected to be issued as part of the purchase price for either acquisition. Each of the above transactions was completed in the first quarter of 2006. The actual number of shares issued as stock consideration is shown in the following table:

                                                  Mobot       Sponge       Gavitec       12Snap         BSD
                                                  -----       ------       -------       ------         ---
      Actual Shares Issued as Stock            16,931,493   33,097,135    13,660,511   49,294,581    7,123,698
      Consideration

     Based on NeoMedia's stock price around the measurement date of December 31, 2005, and the balance sheets of NeoMedia, Mobot, Sponge, Gavitec, 12Snap, and BSD as of December 31, 2005, the pro forma purchase price for each acquisition would be allocated as follows:

                                                                        (in thousands of US dollars, except share amounts
                                                                 Mobot        Sponge        Gavitec       12Snap          BSD
                                                                 -----        ------        -------       ------          ---
Purchase Price Consideration
Cash                                                          $     3,500   $     6,141   $     1,800   $     2,500   $      --

Pro forma number of shares of NeoMedia common stock issued     22,413,793    39,310,345    18,620,690    67,241,379     7,859,527
/ NeoMedia closing stock price around December 31, 2005
(measurement date)                                            $      0.29   $      0.29   $      0.29   $      0.29   $      0.29
                                                              -----------   -----------   -----------   -----------   -----------
Pro forma fair value of shares issued as purchase price       $     6,500   $    11,400   $     5,400   $    19,500   $     2,279
consideration

Purchase-related costs                                                  8            73            26           113             8
Other purchase consideration                                        1,500          --            --            --            --
                                                              -----------   -----------   -----------   -----------   -----------

  Total fair value expected to be treated as purchase price
consideration                                                 $    11,508   $    17,614   $     7,226   $    22,113   $     2,287
                                                              ===========   ===========   ===========   ===========   ===========

Assets Purchased
Cash and cash equivalents                                     $       909   $       439   $        95   $     1,341   $        52
Investment in marketable securities                                  --            --            --              52          --
Trade accounts receivable, net                                         78           223           172         2,117         1,566
Inventory                                                            --            --             182          --            --
Prepaid expenses and other current assets                               8           314            64           751            13
Property and equipment, net                                            22            48            17           224            70
Customer contracts and relationships (i)(ii)                          400           400          --             400         1,600
Capitalized software platform (i)(iii)                              5,000         1,300         5,600         4,400          --
Other intangible assets (i)(iv)                                       220           550           553         1,548           150
Goodwill (i)(v)                                                     5,599        15,172         1,116        20,140         3,879
                                                              -----------   -----------   -----------   -----------   -----------
                                                                   12,236        18,446         7,798        30,973         7,330
                                                              -----------   -----------   -----------   -----------   -----------

Liabilities Assumed
Accounts payable                                                      344           298           160           775         3,328
Accrued expenses                                                      148           266            50         2,153          --
Taxes payable                                                        --              90          --            --            --
Deferred revenues and other current liabilities                       236            73           362         1,780          --
Notes payable                                                        --            --            --           4,145         1,715
Long-term debt                                                       --             105          --               7          --
                                                              -----------   -----------   -----------   -----------   -----------
                                                                      728           832           572         8,860         5,043
                                                              -----------   -----------   -----------   -----------   -----------

            (i) - For purposes of these unaudited pro forma financial
                  statements, the excess of fair value of consideration paid over net book value for Mobot, Sponge, Gavitec, 12Snap, and BSD is allocated to the following intangible asset categories: customer contracts and relationships, capitalized software platform, other intangible assets, and goodwill. The allocation is made based on NeoMedia management's judgment and best estimate of the value of each category for each business. As of this filing, NeoMedia has not completed an independent valuation of such intangible assets. NeoMedia is in the process of performing an independent valuation of the intangible assets, and a final allocation of the purchase price of each entity will be made based on the results of such valuation, to be completed no more than one year from closing. It is important to note that the final independent valuation, could vary materially from the pro forma allocation presented above. NeoMedia expects to obtain the final independent valuation, currently in process, prior to the filing of the 2nd quarter Form 10 Q in August 2006.

           (ii) - Customer contracts and relationships consist of the customers of each business that are under contract, as well as prospects identified for potential future business, the fair value of which is calculated as the discounted after-tax expected earnings from current and identified customers. NeoMedia expects to assign an amortization period of 5 years to this class of assets.

          (iii) - Capitalized software platforms consist of proprietary software systems acquired. NeoMedia expects to assign an amortization period of 7 years to this class of assets.

           (iv) - Other intangible assets consist of brand names and other proprietary copyrighted materials. NeoMedia expects to assign an amortization period of 7-10 years to this class of assets.

            (v) - The remaining excess of purchase price paid over fair value of assets and liabilities assumed is allocated to goodwill, and as such, is not assigned a depreciable life. Goodwill will be tested for impairment as defined by Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

(D) - Adjustment to eliminate acquisition-related costs paid by NeoMedia in 2005 that are included in the purchase price allocation.

(E) - Adjustment to eliminate note payable from Mobot to NeoMedia that was forgiven at closing.

(F) - Adjustment to eliminate Mobot convertible debentures that were converted prior to closing. As a result, the above unaudited condensed consolidated pro forma balance sheet is shown assuming the debentures are converted prior to the pro forma closing date.

(G) - Negative cash balance is shown for pro forma purposes only. During February 2006, NeoMedia obtained $22 million gross financing in the form of a convertible preferred stock sale, a portion of the proceeds of which were used to acquire Mobot, Gavitec, 12Snap, and Sponge.

                           NeoMedia Technologies, Inc.
         Unaudited Pro-forma Combined Condensed Statement of Operations
                      For the Year Ended December 31, 2005
               (In thousands of US Dollars, except per share data)



                                                                       (B)          (A)        (A)
                                             NeoMedia      Mobot      Sponge      Gavitec     12Snap
                                             --------    --------    --------    --------    --------
NET SALES:                                       *          *       (unaudited)**    *          *
       Technology license, service and
       products                              $    877    $    300    $  2,248    $    772    $  7,396
       Micro paint repair products and
       services                                 1,279        --          --          --          --
                                             --------    --------    --------    --------    --------
          Total net sales                       2,156         300       2,248         772       7,396
                                             --------    --------    --------    --------    --------

COST OF SALES:
       Technology license, service and
       products                                   659        --         1,296         722        --
       Micro paint repair products and
       services                                   913        --          --          --          --
                                             --------    --------    --------    --------    --------
          Total cost of sales                   1,572        --         1,296         722        --
                                             --------    --------    --------    --------    --------

GROSS PROFIT                                      584         300         952          50       7,396

       Selling, general and
       administrative expenses                  7,561       1,180         796         972       7,147
       Impairment charge                          335        --          --          --          --
       Research and development costs             934         552        --           503       1,515
                                             --------    --------    --------    --------    --------

Income (loss) from operations                  (8,246)     (1,432)        156      (1,425)     (1,266)
       Loss on extinguishment of debt, net        172        --          --          --          --
       Other income (loss)                       --          --            57         296         230
       Impairment charge on investments          (780)       --          --          --          --
       Interest income (expense), net            (293)        (42)         18        --          (515)
                                             --------    --------    --------    --------    --------

Income before provision for income taxes       (9,147)     (1,474)        231      (1,129)     (1,551)
       Provision for income taxes                --          --           (60)       --          --
                                             --------    --------    --------    --------    --------

Net income (loss)                              (9,147)     (1,474)        171      (1,129)     (1,551)

Other comprehensive income (loss):
       Unrealized loss on marketable
       securities                                (146)       --          --          --          --
       Foreign currency translation
       adjustment                                  29        --          --          --          --
                                             --------    --------    --------    --------    --------

Comprehensive income (loss)                  ($ 9,264)   ($ 1,474)   $    171    ($ 1,129)   ($ 1,551)
                                             ========    ========    ========    ========    ========



NET INCOME (LOSS) PER
       SHARE--BASIC AND DILUTED                ($0.02)
                                             ========

COMPREHENSIVE INCOME (LOSS)
       PER SHARE--BASIC AND DILUTED            ($0.02)
                                             ========

Weighted average number
       of common shares-basic and diluted   451,857,851
                                            ===========

                                              Pro              Pro
                                             Forma            Forma
                                             Adjust-          Consol-
                                              ments           idated
                                            --------         --------
NET SALES:                                ** (unaudited)   (unaudited)
       Technology license, service and
       products                              $   --          $ 20,030
       Micro paint repair products and
       services                                  --             1,279
                                             --------        --------
          Total net sales                        --            21,309
                                             --------        --------

COST OF SALES:
       Technology license, service and
       products                                 2,329 (B)      11,979
       Micro paint repair products and
       services                                  --               913
                                             --------        --------
          Total cost of sales                   2,329          12,892
                                             --------        --------

GROSS PROFIT                                   (2,329)          8,417

       Selling, general and
       administrative expenses                    992 (B)      19,832
       Impairment charge                         --               335
       Research and development costs            --             3,504
                                             --------        --------

Income (loss) from operations                  (3,321)       (15,254)
       Loss on extinguishment of debt, net       --               172
       Other income (loss)                       --               583
       Impairment charge on investments          --             (780)
       Interest income (expense), net            --             (982)
                                             --------        --------

Income before provision for income taxes       (3,321)       (16,261)
       Provision for income taxes                --              --
                                             --------        --------

Net income (loss)                              (3,321)       (16,261)

Other comprehensive income (loss):
       Unrealized loss on marketable
       securities                                --             (146)
       Foreign currency translation
       adjustment                                --             (248)
                                             --------        --------

Comprehensive income (loss)                  ($ 3,321)      ($16,655)
                                             ========        ========



NET INCOME (LOSS) PER
       SHARE--BASIC AND DILUTED                               ($0.03)
                                                             ========

COMPREHENSIVE INCOME (LOSS)
       PER SHARE--BASIC AND DILUTED                           ($0.03)
                                                             ========

Weighted average number
       of common shares-basic and diluted  172,717,482(C) 624,575,333
                                           ===========    ===========

*     - Derived from audited financial statements

**    - Sponge fiscal year end is September 30. Results shown are for the year ended December 31, 2005, compiled from Sponge's audited financial statements for the year ended September 30, 2005 and interim financial statements for the three months ended December 31, 2005 and 2004.

***   - BSD fiscal year end is July 31. Results shown are for the year ended
        January 31, 2006, compiled from BSD's audited financial statements for the year ended July 31, 2005 and interim financial statements for the six months ended January 31, 2006 and 2005

Pro-forma Adjustments

(A) - For pro forma presentation purposes, Gavitec and 12Snap results are converted from Euro to US Dollars at a rate of 0.80844 Euro/US Dollar, which was the average exchange rate for the period January 1, 2005 - December 31, 2005.

(B)  - A portion of Sponge's sales are shown net of payments made to customers.

(C) - Adjustment to reflect amortization of acquired intangible assets for the year ended December 31, 2005, as if the acquisitions had occurred on January 1, 2005. It is important to note that the actual allocation and estimated useful lives of intangible assets acquired that will be adopted based on an independent valuation could vary from the estimates presented herein (see note C(i) to the pro forma balance sheet for a discussion on useful lives). Such a difference could cause a material difference between the actual periodic amortization charges that NeoMedia will record in its statement of operations, and the amortization amount shown above. Estimated useful lives are based on management's best estimate of the purchase price allocation, and have not been finalized based on the results of an independent valuation.

(D) - Adjustment for shares that would have been issued in connection with acquisitions if they had occurred on January 1, 2005, calculated as follows:

                                                 Mobot         Sponge        Gavitec         12Snap           BSD          Total
                                             ------------   ------------   ------------   ------------   ------------   ------------
NeoMedia stock price around January 1, 2005  $      0.261   $      0.261   $      0.261   $      0.261   $     0.261
(measurement date)
Total stock consideration                    $  6,500,000   $ 11,400,000   $  5,400,000   $ 19,500,000   $  2,279,263   $ 45,079,263
                                             ------------   ------------   ------------   ------------   ------------   ------------
    Pro forma number of shares of NeoMedia
      to be treated as purchase price
      consideration                            24,904,215     43,678,161     20,689,655     74,712,644      8,732,808    172,717,482
                                             ============   ============   ============   ============   ============   ============

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   NeoMedia Technologies, Inc.
                                   --------------------------------------------
                                   (Registrant)


Date: June 20, 2006                By: /s/ Charles T. Jensen
      -------------                    ----------------------------------------
                                   Charles T. Jensen, President,
                                   Chief Executive Officer and Director

                                  EXHIBIT INDEX

   Exhibit No.     Description
   -----------     -----------

      23.1         Consent of Brebner Allen & Trapp, Independent Auditors of
                   Sponge Ltd.